Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES

THIRD QUARTER FISCAL 2011 RESULTS

INTRODUCES FOURTH QUARTER 2011 GUIDANCE

FOOTHILL RANCH, CA, November 17, 2011 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal third quarter ended October 29, 2011, and introduced guidance for the fourth quarter of fiscal 2011.

For the third quarter:

•	Net sales were $152.1 million compared to net sales of $146.4 million for the prior year third quarter.

•	Consolidated comparable store sales declined 0.9%. Comparable store sales for Wet Seal declined 0.1% and for Arden B declined 6.3%.

•	Operating income was $6.1 million, or 4.0% of net sales, compared to $5.1 million, or 3.5% of net sales, in the prior year third quarter.

•	The current year quarter included a $1.3 million reversal of accrued incentive compensation expense, which reflects reduced expectations for achievement of incentive targets for the fiscal year.

•

The current year quarter included $0.7 million in non-cash asset impairment charges and the prior year quarter included $1.6 million in non-cash asset impairment charges. Excluding the impact of these non-cash charges, operating income would have been $6.8 million, or 4.5% of net sales, in the current year quarter, compared to $6.7 million, or 4.5% of net sales, in the prior year quarter.

•	The prior year quarter included a $0.5 million non-cash income tax charge due to a decrease in deferred tax assets related to a tax method change elected upon filing the 2009 federal tax return.

•

Net income was $3.7 million, or $0.04 per diluted share, as compared to $2.6 million, or $0.03 per diluted share, in the prior year quarter. Excluding the after-tax effect of the non-cash asset impairment charges, net income in the current year quarter would have been $4.1 million, or $0.05 per diluted share. Excluding the after-tax effect of the non-cash asset impairment charges and the non-cash charge to decrease deferred tax assets, net income in the prior year quarter would have been $4.0 million, or $0.04 per diluted share.

•	As of quarter-end, the Company’s inventory per square foot was up 2% versus the prior year quarter, with Wet Seal up 2% and Arden B up 1%.

•	The Company generated cash flows from operations of $3.4 million during the third quarter, and ended the quarter with $131.3 million of cash, cash equivalents and short-term investments, and no debt.

Ms. Susan McGalla, chief executive officer of The Wet Seal, Inc., commented, “Building on positive momentum from the first half of the year, our Wet Seal business continued to be strong during the high traffic back-to-school shopping period through August and into early September. As we transitioned to fall, Wet Seal business became more challenging, as our sportswear and outerwear assortments for the season did not perform to our expectations.

“At Wet Seal this year, we also eliminated Halloween costumes and related merchandise, a historically low margin business for us, in order to maintain a brand-right fashion assortment in our stores. This was the right strategic decision for our long-term direction, but also challenged sales results in October.”

Ms. McGalla continued, “At Arden B, we built upon our strength in the dress and jewelry businesses in the quarter, though were disappointed with our performance in other apparel and accessory areas. We will carefully manage inventories in this business as we identify opportunities for improvement.

“Despite difficult sales trends in the latter part of the quarter, we generated merchandise margin improvement over the prior year quarter in both divisions, with better planned promotional cadence and overall assortment quality. We also ended the third quarter comfortable with our inventory levels as we enter the holiday season.”

Ms. McGalla concluded, “We transitioned to holiday floor sets for both brands in early to mid November and look forward to improved merchandise assortments to stabilize sales trends. We are mindful, though, that we continue to be up against a highly promotional calendar for ourselves in the prior year. We expect a mid-single digit comparable store sales decline in November followed by improvement in subsequent months of the quarter.”

Store Openings and Closings

The Company had six store openings and two store closings at Wet Seal and four store openings and no store closings at Arden B during the third quarter. At October 29, 2011, the Company operated 550 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 86 Arden B stores.

Capital Expenditures and Depreciation

During the third quarter, the Company incurred capital expenditures of $7.7 million, of which $7.2 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $2.5 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $5.2 million.

Depreciation in the third quarter totaled $4.9 million as compared to $4.3 million in the prior year third quarter.

Capital Transactions

Under a $56.7 million stock repurchase program previously approved by its Board of Directors, during the third quarter the Company repurchased 2,314,957 shares of its Class A common stock at a total cost of $10.6 million, which completed this program. Over the course of this program, the Company repurchased a total of 12,975,782 shares of its Class A common stock.

Income Taxes

The Company incurred a provision for income taxes of $2.4 million for the quarter, for an effective income tax rate of 39%, which is the expected effective rate for the fiscal year.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2011, the Company anticipates cash payment for income taxes for the year will only be approximately 4.8% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash payment for income taxes is recorded as a non-cash provision for deferred incomes taxes.

During the third quarter of fiscal 2010, the Company elected a tax method change, upon filing its 2009 federal tax return, which resulted in the reduction of deferred tax assets related to its charitable contribution carry-forwards of $0.5 million. This decrease was recorded as a non-cash deferred income tax charge and increased the effective tax rate for that quarter.

Fourth Quarter Fiscal 2011 Guidance

For the fourth quarter of fiscal 2011, earnings are estimated in the range of $0.03 to $0.05 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $166 million and $168 million versus $165.5 million in the fourth quarter of fiscal 2010.

•	Comparable store sales decrease in the low-single digits versus a 2.3% increase in the prior year fourth quarter.

•	Gross margin rate between 30.2% and 31.7% of net sales versus 31.4% in the prior year fourth quarter.

•

SG&A expense of 27.3% to 27.5% of net sales versus 25.9% in the prior year fourth quarter, with the increase mainly driven by increased stock compensation for stock awards granted upon hire of the Company’s chief executive officer and chief operating officer.

•

Operating income between $4.4 million and $7.4 million versus operating income of $7.6 million in the prior year fourth quarter. The prior year fourth quarter operating income included $0.9 million in charges associated with a transition agreement with the Company’s former president and chief executive officer and professional fees for hiring the Company’s new chief executive officer, and $1.5 million in non-cash asset impairment charges.

•	Interest income of less than $0.1 million versus interest income of less than $0.1 million in the prior year fourth quarter.

•	Income tax expense of between $1.7 million and $2.9 million versus income tax expense of $2.4 million in the prior year fourth quarter.

•	Net new store openings of eight stores at Wet Seal and no stores at Arden B.

•	Weighted-average diluted shares outstanding of approximately 91 million shares.

For all of fiscal 2011, the Company now expects to have 22 net Wet Seal store openings and three net Arden B store openings. The Company forecasts fiscal 2011 net capital expenditures will be approximately $21 million to $22 million, of which approximately $17 million to $18 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 888-713-3587 and provide ID number 5892402. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through November 24, 2011. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of October 29, 2011, the Company operated a total of 550 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 86 Arden B stores. The Company’s products can also be purchased online at

www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fiscal November 2011, its fourth quarter of fiscal 2011 and its store opening and capital spending plans for all of fiscal 2011, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS
Cash and cash equivalents	$106,205	$125,362	$115,617
Short-term investments	25,056	50,690	25,350
Merchandise inventories	43,148	33,336	40,687
Other current assets	18,216	14,592	14,335
Deferred taxes	19,649	19,649	19,600

Total current assets	212,274	243,629	215,589
Net equipment and leasehold improvements	93,989	88,720	91,824
Long-term investments	—	—	25,919
Deferred taxes	25,395	33,255	37,891
Other assets	3,046	2,928	2,581

Total assets	$334,704	$368,532	$373,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$22,898	$20,455	$26,158
Accounts payable – other	11,409	11,571	17,320
Income taxes payable	—	60	—
Accrued liabilities	21,673	24,752	22,211
Current portion of deferred rent	3,222	3,338	3,297

Total current liabilities	59,202	60,176	68,986
Deferred rent	33,757	30,900	30,656
Other long-term liabilities	1,669	1,763	1,677

Total liabilities	94,628	92,839	101,319
Total stockholders’ equity	240,076	275,693	272,485

Total liabilities and stockholders’ equity	$334,704	$368,532	$373,804

Exhibit A (Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales	$152,135	$146,401	$456,945	$415,704
Gross margin	46,354	44,511	145,876	128,016
Selling, general & administrative expenses	39,492	37,851	121,047	107,652
Asset impairment	733	1,595	2,049	2,726

Operating income	6,129	5,065	22,780	17,638
Interest income (expense), net	16	57	67	(2,776)

Income before provision for income taxes	6,145	5,122	22,847	14,862
Provision for income taxes	2,397	2,561	8,888	7,544

Net income	$3,748	$2,561	$13,959	$7,318

Weighted average shares, basic	88,146,378	99,927,566	94,265,017	99,146,895
Net income per share, basic (1)	$0.04	$0.03	$0.14	$0.07
Weighted average shares, diluted	88,244,855	99,950,790	94,351,425	99,446,077
Net income per share, diluted (1)	$0.04	$0.03	$0.14	$0.07

(1)	Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $3,641, $3,642, $13,600 and $13,601 for the 13 and 39 weeks ended October 29, 2011, and $2,521, $2,521, $7,148, and $7,149 for the 13 and 39 weeks ended October 30, 2010.

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	39 Weeks Ended
	October 29, 2011	October 30, 2010
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$13,959	$7,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,427	12,315
Amortization of premium on investments	634	67
Amortization of discount on secured convertible notes	—	2,083
Amortization of deferred financing costs	75	153
Amortization of stock payment in lieu of rent	46	73
Adjustment of derivatives to fair value	—	(20)
Interest added to principal of secured convertible notes	—	35
Asset impairment	2,049	2,726
Conversion inducement fee	—	700
Loss on disposal of equipment and leasehold improvements	120	565
Deferred income taxes	7,860	7,262
Stock-based compensation	3,172	1,426
Changes in operating assets and liabilities:
Other receivables	(1,140)	(1,734)
Merchandise inventories	(9,812)	(11,528)
Prepaid expenses and other assets	(2,559)	(1,409)
Other non-current assets	(118)	3
Accounts payable and accrued liabilities	(878)	9,702
Income taxes payable	(60)	(47)
Deferred rent	2,741	2,391
Other long-term liabilities	(99)	(100)

Net cash provided by operating activities	30,417	31,981

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(21,785)	(22,366)
Investment in marketable securities	—	(51,263)
Proceeds from maturity of marketable securities	25,000	—

Net cash provided by (used in) investing activities	3,215	(73,629)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,071	206
Conversion inducement fee	—	(700)
Repurchase of common stock	(53,860)	(8,205)
Proceeds from exercise of common stock warrants	—	4,271

Net cash used in financing activities	(52,789)	(4,428)

DECREASE IN CASH AND CASH EQUIVALENTS	(19,157)	(46,076)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	125,362	161,693

CASH AND CASH EQUIVALENTS, END OF PERIOD	$106,205	$115,617

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 39 weeks ended October 29, 2011, and October 30, 2010, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended October 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$131,216	$20,919	n/a	$152,135
% of total sales	86%	14%	n/a	100%
Comparable store sales % decrease	(0.1)%	(6.3)%	n/a	(0.9)%
Operating income (loss)	$13,667	$(1,011)	$(6,527)	$6,129
Interest income, net	$—	$—	$16	$16
Income (loss) before provision for income taxes	$13,667	$(1,011)	$(6,511)	$6,145
Depreciation	$4,032	$528	$387	$4,947
Number of stores as of period end	464	86	n/a	550
Sales per square foot	$67	$74	n/a	$69
Square footage as of period end	1,857	266	n/a	2,123

Thirteen Weeks Ended October 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$125,475	$20,926	n/a	$146,401
% of total sales	86%	14%	n/a	100%
Comparable store sales % increase (decrease)	0.4%	(2.9)%	n/a	(0.1)%
Operating income (loss)	$12,509	$117	$(7,561)	$5,065
Interest income, net	$—	$—	$57	$57
Income (loss) before provision for income taxes	$12,509	$117	$(7,504)	$5,122
Depreciation	$3,732	$371	$224	$4,327
Number of stores as of period end	444	78	n/a	522
Sales per square foot	$68	$77	n/a	$69
Square footage as of period end	1,763	234	n/a	1,997

Thirty-Nine Weeks Ended October 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$387,302	$69,643	n/a	$456,945
% of total sales	85%	15%	n/a	100%
Comparable store sales % increase (decrease)	4.6%	(0.3)%	n/a	3.9%
Operating income (loss)	$42,760	$3,000	$(22,980)	$22,780
Interest income, net	$—	$—	$67	$67
Income (loss) before provision for income taxes	$42,760	$3,000	$(22,913)	$22,847
Depreciation	$11,744	$1,572	$1,111	$14,427
Sales per square foot	$202	$245	n/a	$207

Thirty-Nine Weeks Ended October 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$348,260	$67,444	n/a	$415,704
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(0.8)%	(0.8)%	n/a	(0.8)%
Operating income (loss)	$33,054	$6,029	$(21,445)	$17,638
Interest expense, net	$—	$—	$(2,776)	$(2,776)
Income (loss) before provision for income taxes	$33,054	$6,029	$(24,221)	$14,862
Depreciation	$10,500	$1,111	$704	$12,315
Sales per square foot	$194	$249	n/a	$200

Exhibit B (Continued)

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income or expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 13 and 39 weeks ended October 29, 2011, and October 30, 2010, include $0.2 million, $1.0 million, $1.0 million and $2.1 million, respectively, of asset impairment charges.

Arden B operating segment results during the 13 and 39 weeks ended October 29, 2011, and October 30, 2010, include $0.5 million, $1.0 million, $0.6 million and $0.6 million, respectively, of asset impairment charges.

Corporate expenses during the 39 weeks ended October 30, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Secured Convertible Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Secured Convertible Notes and Convertible Preferred Stock.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to operating income, net income and earnings per diluted share excluding the effect of certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 39 week periods ended October 29, 2011, and October 30, 2010 (in millions, except for earnings per diluted share):

	000000	000000	000000	000000	000000	000000
	13 Weeks Ended October 29, 2011			13 Weeks Ended October 30, 2010
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share

Financial measure before certain charges (non-GAAP)	$6.8	$4.1	$0.05	$6.7	$4.0	$0.04

Charges:
Non-cash asset impairment charges, net of income taxes where applicable	(0.7)	(0.4)	(0.01)	(1.6)	(0.9)	(0.01)
Non-cash deferred income tax charge – tax method change	—	—	—	—	(0.5)	—

GAAP financial measure	$6.1	$3.7	$0.04	$5.1	$2.6	$0.03

	39 Weeks Ended October 29, 2011			39 Weeks Ended October 30, 2010
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$24.8	$15.2	$0.15	$20.3	$12.2	$0.12

Charges:
Non-cash asset impairment charges, net of income taxes where applicable	(2.0)	(1.2)	(0.01)	(2.7)	(1.6)	(0.02)
Interest charges upon conversion of Notes	—	—	—	—	(2.8)	(0.03)
Non-cash deferred income tax charge – tax method change	—	—	—	—	(0.5)	—

GAAP financial measure	$22.8	$14.0	$0.14	$17.6	$7.3	$0.07

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes (the “Notes”) has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Management presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts and deferred financing costs when Notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

See the discussion within the “Income Taxes” section found elsewhere in this earnings release for more information regarding the Company’s election of a tax method change in the third quarter of fiscal 2010.